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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           CROWN MEDIA HOLDINGS, INC.


         Crown Media Holdings, Inc., a corporation organized and existing under the General Corporation Law of Delaware (the "Corporation") and desiring to amend its Amended and Restated Certificate of Incorporation, hereby certifies the following:

         1. That at a meeting of the board of directors (the "Board") of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Corporation's Amended and Restated Certificate of Incorporation, and declaring said amendment to be advisable and directing that the amendment be submitted to the stockholders at the annual meeting on June 7, 2001. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the first paragraph of Article IV of the Corporation's Amended and Restated Articles of Incorporation is amended and restated to read in its entirety as follows:

         "The Corporation shall have authority to issue 200,000,000 shares of Class A common stock, par value $0.01 per share (the "Class A Common Stock"), 120,000,000 shares of Class B common stock, par value $0.01 per share (the "Class B Common Stock"), and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the voting power of the Stock of the Corporation entitled to vote, irrespective of Del. Code Ann. Tit. 8, Section 242(b)(2)."

         2. That, thereafter, pursuant to resolutions of its Board, the stockholders of the corporation, upon notice in accordance with Section 222 of the Delaware General Corporation Law, duly authorized the above amendment.

         3. This amendment to the Corporation's Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


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         IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed by David J. Evans, its President and attested by Judith Whittaker, its Secretary.


                                            CROWN MEDIA HOLDINGS, INC.


Dated:  June 7, 2001                        By /s/ David J. Evans
                                               ------------------
                                               David J. Evans
                                               President

ATTEST:

/s/ Judith Whittaker
--------------------
Judith Whittaker
Secretary


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